EXHIBIT 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-205944, No. 333-217121 and No. 333-224330) of our reports dated April 3, 2019, relating to (1) the consolidated financial statements of Baozun Inc., its subsidiaries and variable interest entity (collectively, the “Group”) and the financial statement schedule of Baozun Inc. (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the translation of Renminbi amounts into United States dollar amounts for the convenience of readers in the United States of America and the adoption of Accounting Standards Codification Topic 606, Revenue from Contracts with Customers, using the full retrospective transition method), and (2) the effectiveness of the Group’s internal control over financial reporting, appearing in this Annual Report on Form 20-F of Baozun Inc. for the year ended December 31, 2018.

/s/ Deloitte Touche Tohmatsu Certified Public Accountants LLP

Shanghai, China

April 3, 2019